Exhibit 99.1

News Release

For Immediate Release

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

EPICOR® REPORTS THIRD QUARTER EARNINGS

Year-Over-Year Total New License Revenue Growth of 37.7% and Year-Over-Year

Organic New License Revenue Growth of 19.6% Drive Record Third Quarter Revenues

IRVINE, Calif., October 25, 2006 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of the Global 1000, today reported financial results for its third quarter ended September 30, 2006. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q early next month.

Total revenues increased 36.8% to a third quarter record $95.7 million, compared to $69.9 million in the third quarter of 2005. Third quarter GAAP net income was $5.4 million, or $0.10 per diluted share, compared to $8.8 million, or $0.16 per diluted share, in the prior year’s period. The 2006 third quarter tax rate was 38.2%, compared to a tax rate of 7.7% in the year earlier period. The Company’s annual cash tax rate for 2006 is expected to be approximately 10%. Third quarter non-GAAP earnings were $10.7 million, or $0.19 per diluted share, compared to non-GAAP earnings of $12.2 million, or $0.22 per diluted share, in the third quarter of 2005. For comparative purposes, fully taxed third quarter 2005 non-GAAP earnings would have been $0.15 per diluted share. Therefore, non-GAAP earnings per share for the third quarter of 2006 increased approximately 26.7% over the prior year’s period when comparing fully taxed results. Non-GAAP earnings for the 2006 and 2005 third quarters exclude amortization of intangible assets and stock-based compensation expense, each net of tax.

“As illustrated by our record third quarter revenues, Epicor is doing an excellent job of capitalizing on what we are convinced is a strong IT spending environment,” said George Klaus, chairman and CEO of Epicor. “We are uniquely positioned to address the high-growth midmarket with industry specific business solutions that are highly differentiated in terms of what matters most to the customer: A state of the art technology platform featuring .NET, service oriented architecture; a single point of accountability for service and support; and a proven lower total cost of ownership. As highlighted by our organic license revenue growth of nearly 20%, aligning our offerings with additional customer requirements is enabling us to move up-market, while simultaneously taking share in existing markets.

– More –

Four Manufacturing Deals Total over $1 Million

“As demonstrated by our 2007 financial guidance for year-over-year total revenue growth of 9% to 11% and year-over-year non-GAAP earnings per share growth of 13% to 15%, we believe we have the organizational and operational infrastructure in place to enable us to continue to drive additional operating leverage,” Klaus said.

“Our focused acquisition strategy continues to deliver in broadening and deepening our technology portfolio and in enhancing our ability to take our business solutions worldwide,” Klaus continued. “Our two most recent acquisitions, CRS and Scala, have been very successful additions to Epicor and we believe will continue to be strong contributors to revenue growth and profitability as we drive additional efficiencies and synergies across the Company. Migrations and upgrades to Epicor Vantage 8.0 continue to be strong and we are just now beginning to proactively reach out into this addressable market of existing customers. Our sales pipelines are deeper and wider than ever at this time and we expect to continue to see robust IT spending in every market we serve.”

Excluding total revenue contributions of $18.5 million from CRS Retail Systems Inc. (CRS), which was acquired on December 6, 2005, total revenues increased 10.3% to $77.2 million. License sales growth was strong, with third quarter license fees increasing 37.7% to $23.9 million, compared to $17.4 million in the 2005 third quarter. Excluding license fee contribution from CRS of $3.1 million, license sales increased 19.6% to $20.8 million. Consulting revenue continued to grow in the 2006 third quarter, increasing by 43.4% to $26.0 million, compared to $18.1 million in the 2005 third quarter. Excluding CRS consulting revenues of $5.3 million, consulting revenue increased 14.1% to $20.7 million. Maintenance revenue for the 2006 third quarter grew 13.1% to $38.0 million, compared with $33.6 million in the 2005 third quarter. Excluding contributions from CRS of $2.8 million, maintenance revenue grew for the 11th consecutive quarter, increasing 4.7% to $35.2 million. Hardware and other revenue for the 2006 third quarter was $7.8 million, up from $0.9 million in the prior year’s third quarter. CRS contributed $7.3 million to 2006 third quarter hardware and other revenue.

Balance Sheet Summary

The Company’s balance sheet at September 30, 2006 included cash and cash equivalents of $70.0 million, which was bolstered by approximately $12.1 million in cash flow from operations during the quarter. The Company’s total debt balance as of September 30, 2006 was $110.1 million, which includes a $100 million term loan and $10 million drawn on its $100 million revolving credit facility. Subsequent to September 30, 2006, a $10 million payment was made, which paid off the revolving credit facility in full, leaving the Company with outstanding debt of $100 million on its $200 million credit facility.

At quarter-end, net accounts receivable was $71.8 million. Days sales outstanding (DSOs) was 69, up seasonally from 62 in the second quarter 2006. Working capital increased by $7.9 million to $44.8 million at the end of the third quarter of 2006 from $36.9 million at the end of the second quarter of 2006.

Four Manufacturing Deals Total over $1 Million

Fourth Quarter and Full-Year 2006 Guidance

The Company is increasing its 2006 full-year guidance. Total revenues for the 2006 year are now expected to be in the range of $381 to $384 million, with non-GAAP earnings for 2006 expected to be approximately $42 million. Non-GAAP earnings per diluted share for the 2006 full-year are expected to be in the range of $0.73 to $0.74, an increase from prior estimates of $0.71 to $0.72. Expected full-year earnings results presume an effective tax rate of approximately 38.1%.

The Company’s guidance for the 2006 full-year equates to expectations for 2006 fourth quarter total revenues in the range of $101 to $104 million, non-GAAP earnings, as described above, of $0.20 to $0.21 per diluted share, and GAAP earnings of $0.10 to $0.11 per diluted share. The Company’s fourth quarter 2006 non-GAAP net income guidance excludes current expectations for fourth quarter amortization of intangible assets of approximately $2.8 million and stock based compensation expense of approximately $2.7 million, each net of tax. Full-year and fourth quarter 2006 earnings per share expectations assume a weighted average share counts of 57 million shares and 57.6 million shares, respectively.

Full-Year 2007 Guidance

The Company is also issuing its 2007 full-year guidance. Total revenues for the 2007 year are expected to increase 9% to 11% over total 2006 full-year revenues. Full-year 2007 GAAP net income is expected to increase approximately 25% over full-year 2006 GAAP net income. Non-GAAP net income for 2007 is expected to increase between 13% to 15% over full-year 2006 non-GAAP net income. The Company’s full-year 2007 non-GAAP net income guidance excludes current expectations for full-year amortization of intangible assets of approximately $11 million and full-year stock based compensation expense of approximately $7 million, each net of tax. Full-year 2007 non-GAAP earnings per share expectations assume a weighted average share count of 58 million shares. Expected earnings results presume an effective tax rate of approximately 39.0%, with a cash tax provision of approximately 10% for the 2007 year.

Conference Call Information

The Company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PDT.

Date:	Wednesday, October 25, 2006
Time:	2:00 p.m. PDT
Dial in:	+1 (888) 802-2266 or outside the U.S. +1 (913) 312-1270
Conf ID:	Epicor 2006 Third Quarter Earnings Call

On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review third quarter earnings, the outlook for the remainder of 2006 and the Company’s initial outlook for 2007. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the Company’s Web site.

Four Manufacturing Deals Total over $1 Million

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to midmarket companies and divisions of the Global 1000. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations, continued profitability and activities of Epicor. These forward-looking statements include statements regarding expected revenues, earnings and earnings per share, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K and 10K/A for the year ended December 31, 2005 at pages 17-25 and quarterly report on Form 10Q for the quarter ended June 30, 2006 at pages 41-49. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures.

This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses a non-GAAP earnings measure in its public statements. Management believes this non-GAAP measure helps indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating

Four Manufacturing Deals Total over $1 Million

performance from period-to-period and as a basis for planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP earnings measure used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, each net of tax, and the 2005 non-cash income tax benefit. Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected on our income statement. Finally, we believe that it is appropriate to exclude non-cash income tax benefits related to the release of its deferred tax asset valuation allowance as this additional income is not indicative of the Company’s ongoing operating results or income tax rate.

Organic Growth Measures. The Company also uses organic growth measures in its public statements, which exclude the results of the revenue contribution of CRS Retail Technology Group, a wholly owned subsidiary of the Company which was acquired in December 2005. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering them the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results and the ability to better identify trends in the Company’s underlying business. Management also uses this non-GAAP measure to perform trend analysis in the Company’s underlying business.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

- TABLES FOLLOW -

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$69,978	$49,768
Short-term investments	—	3,271
Accounts receivable, net	71,776	67,728
Deferred income taxes	20,733	20,726
Inventory	6,666	4,572
Prepaid expenses and other current assets	7,191	6,759

Total current assets	176,344	152,824
Property and equipment, net	11,192	11,347
Deferred income taxes	24,934	22,449
Intangible assets, net	60,003	73,539
Goodwill	163,087	164,451
Other assets	5,593	4,341

Total assets	$441,153	$428,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,498	$12,150
Accrued expenses	49,856	56,709
Current portion of accrued restructuring costs	2,354	2,812
Current portion of long-term debt	1,110	100
Current portion of deferred revenue	59,747	57,183

Total current liabilities	131,565	128,954

Long-term debt, less current portion	109,024	124,639
Long-term portion of accrued restructuring costs	1,021	1,460
Long-term portion of deferred revenue	1,493	2,284
Long-term deferred income taxes	1,164	1,164

Total long-term liabilities	112,702	129,547

Stockholders’ equity:
Common stock	59	56
Additional paid-in capital	345,910	336,139
Less: treasury stock at cost	(10,809)	(10,679)
Accumulated other comprehensive loss	(1,332)	(1,053)
Accumulated deficit	(136,942)	(154,013)

Total stockholders’ equity	196,886	170,450

Total liabilities and stockholders’ equity	$441,153	$428,951

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(as Restated)		(as Restated)
Revenues:
License fees	$23,892	$17,354	$67,199	$51,396
Consulting	26,028	18,147	78,255	53,429
Maintenance	37,985	33,579	111,687	100,313
Hardware and other	7,805	868	22,589	2,617

Total revenues	95,710	69,948	279,730	207,755
Cost of revenues	41,402	25,140	121,197	75,293
Amortization of intangible assets	4,250	2,850	12,744	8,444

Total cost of revenues	45,652	27,990	133,941	83,737
Gross profit	50,058	41,958	145,789	124,018
Operating expenses:
Sales and marketing	17,332	14,102	48,755	41,865
Software development	8,615	6,948	25,791	21,373
General and administrative	13,750	11,382	39,072	33,631

Total operating expenses	39,697	32,432	113,618	96,869

Income from operations	10,361	9,526	32,171	27,149
Interest expense	(2,187)	(215)	(6,398)	(789)
Other income, net	607	223	1,803	40

Income before income taxes	8,781	9,534	27,576	26,400
Minority interest in income (loss) of consolidated subsidiary	—	(2)	—	88
Non-cash income tax benefit	—	—	—	(19,917)
Provision for income taxes	3,357	736	10,505	2,138

Net income	$5,424	$8,800	$17,071	$44,091

Net income per share:
Basic	$0.10	$0.16	$0.31	$0.81
Diluted	$0.10	$0.16	$0.30	$0.78
Weighted average common shares outstanding:
Basic	56,030	54,938	55,800	54,469
Diluted	57,003	56,500	56,859	56,572

EPICOR SOFTWARE CORPORATION

NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(as Restated)		(as Restated)
Net income	$5,424	$8,800	$17,071	$44,091

Add back, net of tax:
Amortization of intangible assets	2,786	2,756	8,416	8,141
Stock-based compensation expense	2,475	692	4,375	1,889
Non-cash income tax benefit	—	—	—	(19,917)

Non-GAAP earnings	$10,685	$12,248	$29,862	$34,204

Non-GAAP earnings per diluted share	$0.19	$0.22	$0.53	$0.60

Weighted average common shares outstanding:
Diluted	57,003	56,500	56,859	56,572

EPICOR SOFTWARE CORPORATION

2005 FULLY TAXED NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,
2005
Income before income taxes	$9,534
Minority interest in (loss) of consolidated subsidiary	(2)
Provision for income taxes at 39%	3,718

Fully taxed net income	$5,818

Add back, net of tax:
Amortization of intangible assets	1,822
Stock-based compensation expense	692

Fully taxed non-GAAP earnings	$8,332

Fully taxed non-GAAP earnings per diluted share	$0.15

Weighted average common shares outstanding:
Diluted	56,500